Exhibit 99.1

American Campus Communities Appoints Oliver Luck to Board of Directors

AUSTIN, Texas--(BUSINESS WIRE)--December 14, 2012--American Campus Communities, Inc. (NYSE:ACC), the largest owner, manager and developer of high-quality student housing properties in the U.S., today announced the appointment of Oliver Luck to the company’s board of directors, effective immediately. Luck will serve as an independent director of the company.

Luck is currently the Athletic Director of West Virginia University, a position he has held since 2010. From 2006 to 2010, Luck was the president/general manager of the Houston Dynamo of Major League Soccer. From 2001 to 2005, Luck served as the chief executive officer of the Harris County-Houston Sports Authority, where he oversaw the financing, development, construction and management of professional sports and entertainment infrastructure in Houston, including Minute Maid Park, Reliant Stadium and Toyota Center. Luck worked for the National Football League from 1990 to 2001, where he served in a variety of positions, including vice president of business development and president and chief executive officer of NFL Europe. Luck played quarterback for the Houston Oilers from 1982 to 1986. He is currently a member of the National Football League Player Safety Advisory Panel and has served in various capacities in a number of university and community associations. During his collegiate career, he was a Rhodes Scholar finalist, a National Football Foundation Scholar and a two-time Academic All-American who received a B.A. degree from West Virginia University and a J.D. degree from University of Texas School of Law.

"We are pleased to have Oliver join our board of directors," said R.D. Burck, American Campus chairman of the board. "Oliver has a wealth of knowledge and business experience, which should further bolster our board's guidance and council."

CEO Bill Bayless commented, "Oliver’s dynamic career and drive coupled with his current position of managing an enterprise within higher education brings a unique perspective to American Campus. We are excited Oliver is joining our team and look forward to working with him."

About American Campus Communities

American Campus Communities, Inc. is the largest developer, owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 160 student housing properties containing approximately 98,800 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 187 properties with approximately 121,300 beds. Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus Communities operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

CONTACT:
American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000
Investor Relations